1 SETTLEMENT AGREEMENT THIS SETTLEMENT AGREEMENT (the “Settlement Agreement”) dated this 2nd day of August, 2022 is by and among Dana Popish Severinghaus, Director of the Illinois Department of Insurance, acting solely in her capacity as the statutory and court affirmed liquidator (the “Liquidator”) of American Country Insurance Company (“American Country”), American Service Insurance Company (“American Service”), and Gateway Insurance Company (“Gateway”) (each an “Insurance Company” and collectively, the “Illinois Insurance Companies”), American Insurance Acquisition, Inc. (“AIAI”), and with respect to paragraphs 1-3 and 9-10, infra Adrienne A. Harris, Superintendent of the New York State Department of Financial Services (the “Superintendent”), solely in her capacity as liquidator (the “New York Liquidator”) of Global Liberty Insurance Company (“Global Liberty”) (unless indicated to the contrary, the Liquidator, AIAI, and the New York Liquidator shall hereafter individually be referred to as a “Party” and collectively be referred to as the “Parties”). Preliminary Statements A. AIAI is the record holder of all of the issued and outstanding shares of capital stock of Global Liberty; B. AIAI is the sole equity claim holder in the estates of Gateway, American Service, and American Country; C. On May 1, 2015, AIAI made payments to each of Illinois Insurance Companies, and each of the Illinois Insurance Companies executed a Subordinated Surplus Indenture in favor of AIAI (each a “Surplus Note” and collectively, the “Surplus Notes”) as follows: Surplus Note Maker Original Principal Amount American Country $4,600.000

2 American Service $7,900,000 Gateway $3,000,000 D. On November 10, 2016, AIAI executed a Mortgage Note in favor of each of the Illinois Insurance Companies and Global Liberty Insurance Company (“Global Liberty”) (each a “Mortgage Note” and collectively the “Mortgage Notes”) as follows: Mortgage Note Payee Original Principal Amount American Country $2,600,000 American Service $4,300,000 Gateway $1,900,000 Global Liberty $1,900,000 E. On November 10, 2016, to secure the amounts due under the Mortgage Notes, AIAI executed a Mortgage, Assignment of Leases and Rents, Security Agreement and Fixture Filing (the “Mortgage”) in favor of American Country, American Service, Gateway, and Global Liberty pursuant to which AIAI granted pari passu liens (collectively, the “Mortgage Liens”) on the real estate, improvements and other property rights described in the Mortgage and located on or appurtenant to the real estate described on Exhibit A attached hereto and commonly known as 953 American Lane in Schaumburg, Illinois (the “Real Estate”). F. On August 20, 2019, AIAI as pledgor, the Liquidator (then as rehabilitator of the Illinois Insurance Companies) as administrative agent, the Illinois Insurance Companies and their estates entered into that certain Pledge Agreement, pursuant to which AIAI granted to the Liquidator a security interest in and stock power with respect to Forty Nine Percent (49%) of AIAI’s One Hundred Percent

3 (100%) share holding (the “Shares”) in Anchor Group Management, Inc. (“AGMI”) to secure AIAI’s agreement to pay to the Illinois Insurance Companies and the Liquidator’s receipt of Forty Nine Percent (49%) of the proceeds of any sale or other disposition of the Shares, after deducting Forty Nine Percent (49%) of AIAI’s reasonable costs incurred in connection with such sale or disposition, including investment advisor and attorneys’ fees and expenses. Illinois Liquidation Proceedings for the Illinois Insurance Companies G. On June 10, 2020, Gateway was placed into liquidation pursuant to an Agreed Order in accordance with Article XIII, 215 ILCS 5/187 et seq., (“Article XIII”) of the Illinois Insurance Code, 215 ILCS 5/1 et seq., (the “Code”) entered by the Circuit Court of Cook County, Illinois, Chancery Division (the “Supervising Court”). H. On August 11, 2020, American Country and American Service were each placed into liquidation pursuant to Agreed Orders entered by the Supervising Court in accordance with Article XIII of the Code. I. On October 30, 2020, the Supervising Court substantively consolidated the liabilities and assets of the estates of American Country, American Service, and Gateway (the “Consolidated Estates”). Pursuant to the equitable doctrine of substantive consolidation, the estates of American Country, American Service, and Gateway otherwise continued to maintain their separate legal identities and existences. J. AIAI submitted timely proofs of claim (collectively, the “Proofs of Claim”) against each of the Consolidated Estates. Each Proof of Claim asserted (i) a claim against the applicable Insurance Company arising under the applicable Surplus Note, and (ii) a right of setoff under 215 ILCS 5/206 against the applicable Insurance Company arising under the applicable Mortgage Note (each a “§ 206 Setoff”). A summary of the Proofs of Claim follows:

Estate in which Proof of Claim was filed	Claim Number	Claimed Amount	Claimed § 206 Setoff Amount
American Country	SN-1810000001	$5,730,087.88	$1,931,678.41
American Service	SN-1780000001	$9,840,802.74	$3,194,698.91
Gateway	SN-1820000001	$3,737,013.69	$1,411,611.14

K. On February 15, 2022, the Liquidator mailed a notice of determination (each a "NOD" and collectively the "NODs") to AIAI that recommended each of the Proofs of Claim should be allowed against the applicable Insurance Company's estate in the amount claimed but also recommended that for purposes of distributions from the Consolidated Estates, such allowed claims shall be allowed at priority level "h" of the statutory distribution schedule, 215 ILCS 5/205 (1)(h), ("Level H Priority"). The NODs also recommended that the asserted §206 Setoff in each Proof of Claim should be disallowed.

L. On April 15, 2022, AIAI objected in writing to each of the NODs (collectively, the "NOD Objections").

M. On May 5, 2022, the Liquidator filed a Petition to Approve Liquidator's Contested Recommendations to Allow AIAI's Surplus Note Claims and Deny AIAI's Claims for Setoff (the "Petition").

New York Liquidation Proceedings For Global Liberty

N. On October 13, 2021, Global Liberty was placed into liquidation by order of the Supreme Court of the State of New York (the "New York Liquidation Court") and the Superintendent was appointed the liquidator for Global Liberty.

O. On July 1, 2022, an Order was entered by Supreme Court, Suffolk County directing the venue of the Global Liberty proceeding be transferred from Supreme Court, Suffolk County to Supreme Court, New York County.

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5 Sale or Real Estate Settlement of Various Disputes P. The Liquidator and the New York Liquidator believe that the sale of the Real Estate as described herein is in the best interests of Global Liberty’s estate and the Consolidated Estates. Furthermore, the Liquidator believes that resolution of the Proofs of Claim and other non-Real Estate related terms described herein are in the best interests of the Consolidated Estates. Q. The Parties acknowledge that this Settlement Agreement must be approved by both the New York Liquidation Court and the Supervising Court. NOW, THEREFORE, in consideration of the premises and of the mutual promises hereafter set forth, the Parties agree as follows: 1. Obtaining Approvals. Within ten (10) business days after this Settlement Agreement is fully executed, the New York Liquidator will file or submit all papers necessary to obtain approval of the New York Liquidation Court for this Settlement Agreement (“New York Liquidation Court Approval”) provided the venue of the Global Liberty proceeding has been transferred to Supreme Court, New York County. If venue of the Global Liberty proceeding has not been transferred within ten business days of the execution of this Settlement Agreement, then the New York Liquidator will file an application seeking approval of the New York Liquidation Court within ten business days of the venue of the Global Liberty proceeding being transferred to Supreme Court, New York County. Likewise, within ten (10) business days after this Settlement Agreement is fully executed, the Liquidator will file or submit all papers necessary to obtain approval of the Supervising Court for this Settlement Agreement (“Supervising Court Approval”). Paragraphs 1, 2 and- 3 of this Settlement Agreement shall become effective and fully binding upon the later of (a) the New York Liquidation Court Approval , or (b) the Supervising Court Approval (such date shall be referred to as the “Effective Date”). However, Paragraphs 4-10 shall become effective and fully binding upon receipt of the Supervising Court Approval, even if the New York Liquidation Court Approval has not been obtained.

6 2. Sale of Real Estate. Within thirty (30) days after the Effective Date, AIAI shall execute and provide to the Liquidator and the New York Liquidator copies of an auction agreement with a licensed auctioneer who will conduct an auction sale of the Real Estate. The auction agreement shall be reasonably acceptable to both the Liquidator and New York Liquidator in form and substance, and shall include the lowest gross purchase price for the Real Estate that is acceptable to the Parties (the “Release Price”), subject to adjustment upon agreement of the Parties depending upon market conditions including the bids at the auction, if necessary. In addition, AIAI will enter into an agreement with prospective bidders substantially in the form of the Third Party Interest Addendum, a copy of which is attached as Exhibit B, that provides that the sale of the Real Estate is subject to the Liquidator’s and the New York Liquidator’s approval. The Parties shall maintain the Release Price strictly confidential and further covenant and agree that they will not disclose the Release Price to any other person or entity, provided however that nothing shall prohibit any Party from disclosing the Release Price to the Supervising Court or the New York Liquidation Court in camera. 3. Payment of Sale Proceeds. The proceeds of the sale of the Real Estate shall be paid as follows: first, to payment of all normal and customary costs of selling the Real Estate, including without limitation any sales commission owed to the auctioneer; second, to payment of all past due real estate taxes on account of the Real Estate; third, to payment of all real estate taxes for the current year, prorated through the date of closing; fourth, to the holders of Mortgage Liens based on the percentages set forth on Exhibit C attached hereto; fifth, payment to holders of any liens or claims on the Real Estate that are subordinate in priority to holders of the Mortgage Liens; and sixth, to AIAI. 4. Proofs of Claim. Upon the Supervising Court’s entry of an order constituting the Supervising Court Approval, AIAI shall withdraw, in writing, its assertions of rights of setoff against the Consolidated Estates and its NOD Objections to the Liquidator’s recommendations for allowance of

7 claims as set forth in the Liquidator’s NODs issued on proofs of claim SN-1780000001, SN-1810000001, and SN-182000000 and SN-182000000. 5. AGMI Pledge and Additional Payments. Within ten (10) business days after the Effective Date or following the receipt by AIAI, or its affiliates, of sufficient funds, whichever occurs later, AIAI agrees to pay the Liquidator and the Liquidator agrees to accept the sum of One Million Dollars ($1,000,000) (the “$1 Million Payment”) in consideration for the Liquidator’s contemporaneous release of all its interest in the Pledged Stock, contemporaneous cancellation of the related stock power and its simultaneous delivery to AIAI of the AGMI stock certificates the Liquidator holds pursuant to the Pledge Agreement. For the avoidance of any doubt, (x) any amounts received from the sale of the Real Estate shall not be included in determining the $1 Million Payment, and (y) regardless of the amount realized upon the occurrence of an AGMI Sale (as defined below), the Consolidated Estates shall not in any event be required by AIAI or any of AIAI’s affiliates to refund or disgorge any portion of the $1 Million Payment. 6. Additional Payment Due Upon Sale of AGMI. In addition, if AIAI sells all or substantially all of the shares or assets of AGMI within two (2) years of the Consolidated Estates’ receipt of the $1 Million Payment (the “AGMI Sale”), the Consolidated Estates shall receive an additional payment equal to the lesser of (i) $1,450,000 or (ii) the amount equal to (A) 49% of the proceeds of the AGMI Sale (net of direct expenses incurred by AIAI in connection therewith, including reasonable fees and expenses of attorneys, financial advisors and other professionals) minus (B) $1,000,000. 7. ERC Payment. Immediately after the Supervising Court Approval is obtained, AIAI shall cause AGMI to pay to the Liquidator the sum of $151,000 representing a portion of the Employee Retention Credit refund payment previously received by AGMI. 8. Mutual Releases (Liquidator and AIAI). Except as set forth to the contrary herein, upon Supervising Court Approval, each of the Liquidator and AIAI, on behalf of itself, themselves, and all

8 persons or entities claiming by, through or under them, and their respective corporate parents, affiliates, employees, officers, directors, agents, heirs, successors and assigns (all persons and entities, other than the Parties, within the scope of this paragraph 8, are “Affiliates”), hereby fully, completely and finally waives, releases, remises, acquits, and forever discharges and covenants not to sue the other, or their Affiliates with respect to any and all claims, demands, suits, obligations, debts, liabilities, torts, covenants, contracts, or causes of action of any kind whatsoever, at law or in equity, including without limitation, from all known and unknown charges, complaints, claims, liabilities, obligations, promises, agreements, controversies, damages, actions, causes of action, suits, rights, demands, costs, losses, debts, penalties, fees, wages, expenses (including attorneys’ fees and costs actually incurred) and punitive damages, of any nature whatsoever, known or unknown, regardless whether contingent, liquidated, mature, or absolute, which any Party or Affiliate has, or may have had, against any other Party or Affiliate, whether apparent or yet to be discovered, or which may hereafter develop, for any acts or omissions related to or arising out of, directly or indirectly, (i) the Mortgage Notes, (ii) the Mortgage Liens, (iii) the Mortgage, (iv) the NODs, (v) the NOD Objections, (vi) all other intragroup obligations owed to or by the Consolidated Estates (with the exception of the Surplus Notes and any AIAI equity claim), and (vii) the Petition. Each of the Liquidator and AIAI represents and warrants that they have not assigned or otherwise transferred any claim or cause of action released by this Settlement Agreement. Each of the Liquidator and AIAI expressly waives and assumes the risk of any and all claims for damages which exist as of this date, but which they do not know or suspect to exist, whether through ignorance, oversight, error, negligence, or otherwise, and which, if known, would materially affect their respective decisions to enter into this Settlement Agreement. The Liquidator and AIAI specifically do not, however, waive or release any claim not included in (i) – (vii) herein, including, without limitation, any claim that may arise for breach of this Settlement Agreement. For the avoidance

9 of any doubt, the New York Liquidator is not a party to the mutual releases contained in this paragraph and is not bound by such releases. 9. No Admission of Liability. Nothing herein shall constitute any concession respecting the accuracy of the factual or legal assertions set forth by any of the Parties; nor shall anything contained herein be construed as an admission of liability by any Party, which liability is expressly denied. This Settlement Agreement is made solely to avoid further controversy and to avoid the continued cost and inconvenience of further litigation. This Settlement Agreement represents a compromise and settlement of disputed claims between the Parties and is entered into following arms-length negotiations. Each Party has had the advice and assistance of legal counsel, and enters into this Settlement Agreement voluntarily. 10. Miscellaneous. The Parties to this Settlement Agreement each hereby acknowledge that this Settlement Agreement may be executed in counterparts, exchanged by facsimile or electronic transmission and that the facsimile or electronic copies of each Party’s respective signature shall be binding as if the same were an original signature. This Settlement Agreement contains the entire agreement between the Parties relating to the subject matter of this Settlement Agreement, and supersedes any other agreement that is inconsistent with the terms of this Settlement Agreement. No Party has relied upon any statement or representation made by any other Party in determining whether to enter into this Settlement Agreement. This Settlement Agreement shall be governed by and construed under the laws of the State of Illinois. This Settlement Agreement cannot be modified or amended without the written consent of all the Parties hereto. This Settlement Agreement shall be binding upon and inure to the benefit of the successors and assigns of the Parties hereto. IN WITNESS WHEREOF, the parties hereto have affixed their signatures as of the date and year first above written.

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11     AMERICAN INSURANCE ACQUISITION, INC.      By: _/s/ Scott D. Wollney___________  ________      Name: _Scott D. Wollney____            _______      Title: _President & CEO  ______________

12     AMERICAN COUNTRY INSURANCE COMPANY      By: _/s/ Dana Popish Severinghaus_________ ____   Name:  Dana Popish Severinghaus, Director of the                                    Illinois Department of Insurance, acting solely in                             her capacity as the statutory and court affirmed                            Liquidator of American Country Insurance Company                                by Jacob Stuckey, her Special Deputy Receiver and                                   attorney‐in‐fact      AMERICAN SERVICE INSURANCE COMPANY      By: _/s/ Dana Popish Severinghaus_________ ____   Name:  Dana Popish Severinghaus, Director of the                                    Illinois Department of Insurance, acting solely in                             her capacity as the statutory and court affirmed                            Liquidator of American Service Insurance Company                                by Jacob Stuckey, her Special Deputy Receiver and                                   attorney‐in‐fact      GATEWAY INSURANCE COMPANY      By: _/s/ Dana Popish Severinghaus_________ ____  Name:  Dana Popish Severinghaus, acting solely in                             her capacity as the statutory and court affirmed                            Liquidator of Gateway Insurance Company                                 by Jacob Stuckey, her Special Deputy Receiver and                                   attorney‐in‐fact

13     Solely for Purposes of Paragraphs 1‐3, 9‐10 of the Settlement Agreement   GLOBAL LIBERTY INSURANCE COMPANY in Liquidation      By: _/s/ David Axinn   ________________________________      Name: David Axinn____________________________      Title: Special Deputy Superintendent and Agent of   the Superintendent as Liquidator of Global Liberty    Insurance Company

1 Exhibit A Legal Description

Third Party Interest Addendum (Rev. 01/01/2021) Copyright © 2021 Ten-X, LLC. All rights reserved. ITEM NO. ________________________________ THIRD PARTY INTEREST ADDENDUM Seller: Buyer: Property Address: This Third Party Interest Addendum (“Addendum”), dated effective as of _________________, amends and supplements that certain purchase and sale agreement (“Agreement”) between Buyer and Seller for the purchase and sale of the real property identified above. If there is a conflict between the terms of the Agreement and the terms of this Addendum, the terms of this Addendum shall control. Any capitalized terms not otherwise defined herein shall have the meanings set forth in the Agreement. 1. THIRD PARTY INTEREST. The transaction contemplated by the Agreement is subject to, and contingent upon, waiver or termination of the applicable third party interest checked below (“Third Party Interest”) on or before the Closing Date: Right of First Refusal: A right of first refusal held by _______________________________________________ to purchase the Property pursuant to the terms of an agreement with Seller entered into prior to the Agreement effective date. Court Approval: A court approving the sale of the Property pursuant to the Agreement. Lender Approval: Seller’s lender approving the sale of the Property pursuant to the Agreement. Other: In the event the holder of a Third Party Interest exercises its right to purchase or reject the sale of the Property, Seller shall immediately notify Buyer in writing, and the Agreement shall automatically terminate. Upon such termination, closing agent shall return the earnest money deposit to Buyer, and Seller shall be solely responsible for all cancellation fees of closing agent and title insurance company. SELLER: Printed Name: Title (if applicable): Printed Name: Title (if applicable): Dated: BUYER: Printed Name: Title (if applicable): Printed Name: Title (if applicable): Dated: zz_SellerDateSigned1 zz_SellerDateSigned1 zz_SellerSignature1 zz_BuyerDateSigned zz_BuyerSignature Exhibit B

1 Exhibit C Percentage share of Net Proceeds Per Paragraph 3 Company Percentage American Country 24.3% American Service 40.2% Gateway 17.8% Global Liberty 17.8%